                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             DIALOGIC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                     LOGO

                             DIALOGIC CORPORATION

                                                                 March 31, 1998

Dear Shareholder:

  On behalf of the Board of Directors and management, I am pleased to invite you to the 1998 Annual Meeting of Shareholders of Dialogic Corporation. The meeting will be held on Wednesday, April 29, 1998 at 10:00 a.m. at the Hanover Marriott Hotel, 1401 Route 10 East, Whippany, New Jersey. A notice of meeting, proxy statement and proxy card are enclosed for your review.

  I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

  The officers, directors and staff of Dialogic sincerely appreciate your continuing support.

                                          Very truly yours,

                                          Nicholas Zwick
                                          Chairman of the Board

                             DIALOGIC CORPORATION

                           NOTICE OF ANNUAL MEETING

  The Annual Meeting of Shareholders of Dialogic Corporation (the "Company") will be held at the Hanover Marriott Hotel, 1401 Route 10 East, Whippany, New Jersey on Wednesday, April 29, 1998 at 10:00 a.m. to consider and act upon the following:

  1. Election of three directors to serve for a term of three years;

  2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the closing of business on March 9, 1998 are entitled to notice of, and to vote at, the meeting.

                                          Theodore M. Weitz
                                          Secretary

Parsippany, NJ
March 31, 1998

 TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

                             DIALOGIC CORPORATION
                              1515 U.S. ROUTE 10
                         PARSIPPANY, NEW JERSEY 07054

                                PROXY STATEMENT

  The Board of Directors of Dialogic Corporation (the "Company") is soliciting proxies for use at the Annual Meeting of Shareholders to be held at the Hanover Marriott Hotel, 1401 Route 10 East, Whippany, New Jersey on Wednesday, April 29, 1998 at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about March 31, 1998.

  RECORD DATE AND QUORUM. Only shareholders of record at the close of business on March 9, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were outstanding 16,155,876 shares of Common Stock of the Company ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders as of the Record Date of a majority of the issued and outstanding shares of Common Stock will constitute a quorum.

  VOTING PROCEDURES. Directors will be elected by a plurality of the votes cast. Approval of any other matter to be submitted to the shareholders will require the affirmative vote of a majority of the votes cast thereon at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the nominees described below. Votes will not be considered "cast" if the shares are not voted for any reason, including if an abstention is indicated as such on a written proxy or ballot or if votes are withheld by a broker. Accordingly, abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present; if a quorum is present, abstentions and broker non-votes will have no effect upon the election of directors or any other matters submitted to shareholders at the Annual Meeting.

  PROXIES AND REVOCATION. A proxy card is enclosed. Any shareholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the shareholder must give a written notice of such revocation to the Secretary of the Company or to the Secretary of the Annual Meeting or vote the shares of Common Stock subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. The presence at the Annual Meeting of any shareholder who has given a proxy will not in and of itself revoke the proxy.

                     ELECTION OF DIRECTORS OF THE COMPANY

  The Company's Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. At present there are seven directors on the Board. Three directors are to be elected at the Annual Meeting to serve until the 2001 Annual Meeting and until their respective successors are elected and have qualified.

  Each of the nominees for director is presently a director of the Company. Each has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the accompanying form of proxy for the election of each of the nominees listed below. If any nominee shall become unable or unwilling to serve as a director, the persons named as proxies will cast their votes for the remaining nominees and have discretion to vote for other persons designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

  The following describes the current and past five years' business experience, certain directorships and age of each nominee for director and of each director whose term extends beyond 1998 and thus is continuing in office. The following information is given as of January 31, 1998 and was furnished to the Company by the respective nominees and continuing directors:

 Nominees

  . HOWARD G. BUBB: President and Chief Executive Officer of the Company
    (June 1993 to present); Executive Vice President (July 1991 to June 1993) and Chief Operating Officer (August 1992 to June 1993) of the Company; Consultant (February 1991 to July 1991); currently on the Board of Directors at Pairgain Technologies, Inc. Director since 1998. Age: 43.

  . KENNETH J. BURKHARDT, JR.: Co-founder of the Company; Executive Vice
    President of New Business Development of the Company (October 1992 to present); Executive Vice President of Operations of the Company (prior years). Director since 1983. Age: 52.

  . JOHN N. LEMASTERS: Chairman and CEO of Augat Inc., during 1996. Retired senior executive and board member; retired in 1994 as Chairman and Chief Executive Officer of Computer Products, Inc. (multi-national electronics manufacturer) (prior years); formerly senior executive of Contel Corporation and Harris Corporation; current member of the board of directors of Thomas & Betts Corporation. Director since 1993. Age: 64.

 Continuing Directors Serving Until 1999

  . FRANCIS G. "BUCK" RODGERS: Author and lecturer (more than the past five years); former Vice President, Marketing, of IBM Corporation; current member of the boards of directors of Bergen Brunswig Corporation, Mercantile Stores, Inc. and Milliken and Company. Director since 1993.
    Age: 71.

  . NICHOLAS ZWICK: Co-founder of the Company; Chairman of the Board of the
    Company (March 1993 to present); President and Chief Executive Officer of the Company (prior years to May 1993). Director since 1983. Age: 45.

 Continuing Directors Serving Until 2000

  . MASAO KONOMI: Chief Executive Officer of Konomi, Inc. (Tokyo-based international investment banking firm) (more than the past five years); President, Pan Communications, Inc. (Tokyo-based communications device developer) (more than the past five years). Director since 1993. Age: 54.

  . JAMES J. SHINN: Co-founder of the Company; Senior Fellow, Council on
    Foreign Relations (February 1994 to June 1997); Executive Vice President, International Marketing, of the Company (June 1993 to August 1994); Executive Vice President, International Group, of the Company (August 1992 to June 1993); Vice President of Sales of the Company (August 1991 to August 1992); Vice President of Sales and Marketing of the Company (prior years). Director since 1983. Age: 46.

  During 1997, the Board of Directors held six meetings, the Audit Committee held three meetings and the Compensation Committee held six meetings. During 1997, no director attended less than 75 percent of the aggregate number of meetings of the Board of Directors of the Company and committees of the Board of which he was a member. There are no relationships by blood, marriage, or adoption, not more remote than first cousin, between any nominee for director, continuing director or executive officer of the Company and any other nominee for director, continuing director or executive officer of the Company.

  Audit Committee--The functions of the Audit Committee include recommending the appointment of a firm of independent public accountants to audit the books and records of the Company and its subsidiaries, discussing with management and auditors the results of annual and other audits, monitoring the Company's internal accounting and management controls, appraising the scope of proposed audits, analyzing audit fees, reviewing the Company's financial plans and budgets, monitoring the procedures and systems used in preparing the Company's consolidated financial statements, assessing compliance with applicable financial reporting statutes and regulations and monitoring the staffing of the Company's accounting and financial departments. The Audit Committee is composed of four directors who are not officers or employees of the Company or its subsidiaries. The current members of the Audit Committee are Mr. Lemasters, Chairman, and Messrs. Konomi, Rodgers and Shinn.

  Compensation Committee--The functions of the Compensation Committee include reviewing and approving salary policy and management incentive compensation plans, administering the Company's stock benefit plans, reviewing and approving changes in certain other benefit plans and reviewing other management benefits. The Compensation Committee is composed of four directors who are not officers or employees of the Company or its subsidiaries. The current members of the Compensation Committee are Mr. Rodgers, Chairman, and Messrs. Konomi, Lemasters and Shinn.

  The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from shareholders.

SECURITIES OWNERSHIP OF MANAGEMENT AND OTHERS

  The following table sets forth the beneficial ownership of shares of Common Stock as of February 1, 1998, by the directors of the Company, by the executive officers named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and executive officers.

                                           SHARES OF
                                          COMMON STOCK           PERCENTAGE
         BENEFICIAL OWNER           BENEFICIALLY OWNED(1)(2) BENEFICIALLY OWNED
         ----------------           ------------------------ ------------------
John G. Alfieri....................           41,750                  *
Thomas G. Amato....................            3,500                  *
Howard G. Bubb.....................          311,773                1.93
Kenneth J. Burkhardt, Jr...........        1,622,550(3)            10.07
Darrayl E. Cannon..................           10,428                  *
Masao Konomi.......................           23,142                  *
John N. Lemasters..................           23,198                  *
Francis G. Rodgers.................           23,198                  *
James J. Shinn.....................        1,277,240(4)             7.93
Charles H. House...................           21,333(5)               *
Nicholas Zwick.....................        3,124,899(6)            19.39
All executive officers and direc-
 tors as a group (15 persons)......        6,505,916               40.68

--------
* Represents less than 1% of the outstanding Common Stock. There were 16,122,367 shares outstanding on February 1, 1998.
(1) Except as set forth below, the persons named in the table, to the Company's knowledge, have sole voting power and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. All directors and executive officers beneficially owning more than 5% of the Company's Common Stock have a business address c/o Dialogic Corporation, 1515 Route 10, Parsippany, New Jersey 07054.
(2) Includes, for the following persons or group, the following number of shares that may be obtained through the exercise of stock options which were exercisable as of February 1, 1998 or within 60 days of such date:
    Mr. Alfieri, 41,250 shares;; Mr. Bubb 309,625 shares; Mr. Cannon, 10,000 shares; Mr. Konomi, 22,500 shares; Mr. Lemasters, 11,250 shares; Mr. Rodgers, 16,875 shares; and all executive officers and directors as a group, 445,750 shares. Includes, for the following persons or group, the following number of shares held for such persons or group pursuant to the Company's Employee Stock Purchase Plan: Mr. Bubb, 2,148 shares; Mr. Cannon, 428 shares; Mr. House, 733 shares and all executive officers and directors as a group, 3,424 shares.
(3) Includes 103,500 shares held by Mr. Burkhardt's wife as trustee of trusts for the benefit of their children.
(4) Includes 80,000 shares held by Mr. Shinn's wife as trustee of trusts for the benefit of their children.
(5) Includes 4,000 shares subject to a restricted stock award granted on 1/1/98.
(6)Includes 138,000 shares held by a charitable trust.

  Other than Messrs. Burkhardt, Shinn and Zwick, the only shareholders known by the Company to beneficially own more than five percent of the outstanding Common Stock are Kopp Investment Advisors, Inc. ("Kopp") 6600 France Avenue South Edina, MN 55435, and Fidelity Management & Research Co. (FMR) 82 Devonshire Street Boston, MA 02105. Kopp has advised the Company that as of December 31, 1997, it beneficially owned 2,860,818 shares of Common Stock (i.e. approximately 17.8% of the outstanding shares as of that date). FMR has advised the Company that as of December 31, 1997, it beneficially owned 1,381,300 shares of Common Stock (i.e. approximately 8.6% of the outstanding shares as of that date.)

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. The Company is required to disclose any failures to file such reports on a timely basis. During the year ended December 31, 1997, Mr. James Shinn, a director of the Company, reported an additional sale which he made in May 1996. The failure to report this sale on a timely basis was inadvertent. The sale was reported promptly after the failure to report was discovered.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table and accompanying footnotes set forth certain summary information, relating to the three years ended December 31, 1997, with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 1997 (the "Named Officers"):

                                                                     LONG-TERM
                                                                    COMPENSATION
                                    ANNUAL COMPENSATION                AWARDS
                          --------------------------------------- ----------------
                                         BONUS                       SECURITIES        ALL OTHER
NAME AND PRINCIPAL              SALARY  ($) (2)    OTHER ANNUAL      UNDERLYING    COMPENSATIONS ($)
 POSITION                 YEAR   ($)      (3)    COMPENSATION ($) OPTIONS/SARS (#)        (5)
------------------        ---- -------- -------- ---------------- ---------------- -----------------
Howard G. Bubb..........  1997 $263,096 $101,750           --          50,000           $6,494
President and Chief       1996  206,725   76,266           --          25,000            6,825
Executive Officer         1995  161,339   58,960           --          20,000            7,065
John G. Alfieri.........  1997  140,192   55,975           --          15,000            7,094
Vice President, Sales     1996  115,300   92,784           --          10,000            7,163
and Service the Americas  1995   96,138   82,568           --          10,000            7,232
Thomas G. Amato (1).....  1997  137,049   72,135    87,793 (4)         40,000            2,096
Chief Financial Officer
Darrayl E. Cannon (1)...  1997  190,046   21,151           --          10,000            5,766
Vice President,           1996  150,000   36,597    58,109 (4)          5,000            2,671
Operations                1995   46,200   73,372           --          40,000              148
Charles H. House (1)....  1997  243,346   70,382    35,477 (4)         15,000            5,545
Vice President            1996  200,000   83,228           --          50,000            4,217
                          1995    3,846                    --             --               --

--------
(1) Mr. Amato was only employed by Dialogic for seven months during 1997. Mr. Cannon was only employed by Dialogic for four months in 1995. Mr. House became an employee of Dialogic as of December 11, 1995.
(2) For all Named Officers other than Mr. Alfieri for a given year, includes bonuses paid after year-end, with respect to performance during such year and excludes bonuses paid during such year for performance during the prior year.
(3) For Mr. Alfieri, for a given year, includes sales commissions and bonuses paid after year-end with respect to performance during such year and excludes sales commissions and bonuses paid during such year for performance during the prior year.
(4) Represents reimbursement to Mr. Cannon, Mr. Amato and Mr. House for relocation expenses. During the years presented, no other Named Officer received personal benefits from the Company in excess of 10% of such individual's reported salary and bonus. Amounts below this threshold are not included in the table.
(5) For 1997, represents contributions made by the Company to the Company's 401(k) plan on behalf of the Named Officers to match 1997 pre-tax deferral contributions (included under "Salary") made by the Named Officers to such plan, as follows: Mr. Bubb, $3,200; Mr. Alfieri, $3,800; Mr. Amato, $1,758; Mr. Cannon, $3,785; Mr. House, $3,800. For 1997, also includes $3,294, $3,294, $338, $1,981, and $1,745, respectively, paid to Messrs.
    Bubb, Alfieri, Amato, Cannon, and House, respectively, pursuant to certain profit-sharing arrangements (including amounts paid in 1998 relating to 1997 and excluding amounts paid in 1997 relating to 1996.)

EMPLOYEE STOCK OPTIONS

  The Company presently maintains the 1997 Incentive Benefit Plan and the 1988 Incentive Compensation Plan for employees. The Company also has outstanding stock option programs for former employees of

GammaLink, Spectron Microsystems, Inc. ("Spectron") and Dianatel Corporation ("Dianatel") who held stock options granted by GammaLink, Spectron, and Dianatel that were outstanding at the time that these corporations were acquired by the Company (collectively, the "Existing Option Plans"). As of December 31, 1997, options to purchase approximately 2.6 million shares of Common Stock were outstanding under the Existing Option Plans. The options granted under the Existing Options Plans generally have terms of eight or ten years and terminate at or within a specified period of time after the Optionee's employment with the Company ends. Options are exercisable in installments determined at the date of grant. However, options granted to executive officers and certain other officers of the Company will accelerate (i.e., become fully exercisable) if they undergo a "Termination Event" within twelve months after a "Change in Control" occurs. In general, a "Change in Control" means the acquisition of 50.1% or more of the Common Stock by a third party, merger of the Company or certain substantial changes in the composition of the Board of Directors.

  The following table and accompanying footnotes contain information regarding the grant of stock options to the Named Officers during 1997 under the Existing Option Plans.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                       PERCENT OF                         POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF      TOTAL                            ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES  OPTIONS/SARS                        PRICE APPRECIATION FOR OPTION
                          UNDERLYING   GRANTED TO  EXERCISE OR                       TERM (1)
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION ------------------------------
NAME                     GRANTED (#)      1997       ($/SH.)      DATE        5% ($)         10% ($)
----                     ------------ ------------ ----------- ---------- -------------- ---------------
Howard G. Bubb..........    50,000        7.0%      $37.8125     8/8/05        $ 902,689      $2,162,075
John G. Alfieri.........    15,000        2.1%       37.8125     8/8/05          270,807         648,623
Thomas G. Amato.........    40,000        5.6%         19.00    4/28/05          362,864         869,124
Darrayl E. Cannon.......    10,000        1.4%       37.8125     8/8/05          180,538         432,415
Charles H. House........    15,000        2.1%       35.0625     8/8/05          330,759         838,209

--------
(1) Amounts represent hypothetical gains that could be achieved if the options described in the table were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date, based upon the fair market value of the Common Stock as of the date the options were granted. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Company and overall financial market conditions. There can be no assurance that amounts reflected in this table will be achieved.

  The following table and accompanying footnotes set forth certain information regarding stock options exercised by the Named Officers during 1997 and stock options held by the Named Officers as of December 31, 1997.

     AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEARAND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                       OPTIONS/SARS AT YEAR-   IN-THE-MONEY OPTIONS/SARS
                                                              END(#)               AT YEAR-END(1)($)
                                                      ----------------------   -------------------------
                         SHARES ACQUIRED    VALUE
NAME                     ON EXERCISE(#)  REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- ----------- ----------- ------------- ----------- -------------
Howard G. Bubb..........     10,000        349,444     309,625      114,000    $4,154,715   $3,078,625
John G. Alfieri.........      2,000         79,208      41,250       44,250       256,284    1,100,693
Thomas G. Amato.........        --             --          --        40,000           --       760,000
Darrayl E. Cannon.......        --             --       10,000       45,000       272,500    1,326,875
Charles H. House........        --             --       12,500       52,500       456,250    1,935,938

--------
(1) Based upon the closing price of the Common Stock on the Nasdaq National Market System on December 31, 1997 ($43.75), less the exercise price, multiplied by the number of shares covered by the option; options with exercise prices equal to or greater than $43.75 were excluded from the calculation of the value of unexercised options.

EMPLOYMENT AGREEMENT

  The Company has entered into an employment agreement with Howard G. Bubb as President and Chief Executive Officer which runs for an initial term through January 1, 2000, at an initial base salary of $275,000 subject to annual increase. He is also eligible for bonuses and stock options in accordance with Company plans. The agreement is terminable for upon six months notice. Under the agreement, Mr. Bubb received the salaries reflected in the table under the caption "Summary of Cash and Certain Other Compensation" and is entitled to receive cash bonuses based upon Company and individual performance. He is also entitled to the use of a Company-supplied automobile and to receive such insurance, vacation, disability and other benefits as were generally available to the Company's executive officers. He also received various stock options pursuant to that agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for implementing, overseeing and administering the Company's overall compensation policy. The basic objectives of that policy are to (a) provide compensation levels that are fair and competitive with peer companies, (b) align pay with performance and (c( where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives. Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus, profit-sharing and stock options, together with 401(k) and health benefits. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.

  Executive officer compensation is, in large part, determined by the individual officer's ability to achieve his or her performance objectives. Each of Dialogic's executive officers participates in the development of an annual business strategy from which individual objectives are established and performance goals are measured quarterly. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in case of Mr. Bubb's objectives, by the Chairman of the Board.

BASE PAY

  The Company determines base pay for its executive officers through an evaluation of the extent to which such individuals have achieved their performance objectives and a comparative analysis of total compensation for similar positions within other surveyed companies. Four specific categories of comparable companies were considered by the Compensation Committee in 1997. First, the Committee considered a peer group of companies that were utilized by the Company's underwriters in its 1994 initial public offering as a base group of comparable businesses. Second, the Committee analyzed compensation paid to a group of high technology, high growth companies that are positioned in their fields in a manner comparable to the Company's position within the computer telephony industry. Third, the Company participated in a total compensation survey and utilized the results of that survey to further validate information from the other two surveys. Fourth, the Committee performed a comparative analysis and assessment of Dialogic's equity incentive program as compared with comparable programs of a selected group of telecommunications and networking firms.

  The Chief Executive Officer's performance is analyzed against his objectives by the full Board of Directors (other than Mr. Bubb). Mr. Bubb, in turn, reviews the performance of his "direct reports" (including each of the Company's executive officers other than directors Burkhardt and Zwick) against their performance objectives on a quarterly basis. Salaries are reviewed on an annual basis after consideration of performance analyses and compensation paid by surveyed companies. In 1997, the Compensation Committee reviewed Mr. Bubb's performance and decided to increase his base salary to $275,000 per annum.

  Of the Named Officers, Mr. Alfieri is the only officer whose cash compensation includes commissions. Commission-based compensation is considered to be appropriate for Mr. Alfieri in light of his sales responsibilities.

BONUS

  Each executive officer of the Company is eligible to receive a quarterly bonus if such officer achieves his or her individual performance objectives and the Company achieves its quarterly performance goal. The Company's performance goal is based upon earnings before interest and taxes. The Board's quarterly review of the Chief Executive Officer's performance determines whether he will receive a quarterly bonus. The Chief Executive Officer, in turn, reviews his "direct reports" to determine whether quarterly bonuses have been earned. Mr. Bubb received bonuses of $101,750 for 1997 performance pursuant to this quarterly bonus program.

PROFIT-SHARING

  The Company has established a quarterly profit-sharing program pursuant to which a portion of the Company's quarterly profits are allocated among all employees. Under this formula approach, payments are made if the Company reaches 85% of its quarterly after-tax earnings objective (as established by the Chief Executive Officer). In that event, the Company pays seven percent of its quarterly after-tax earnings in the form of profit-sharing payments. Amounts are allocated based upon months of service and salary, subject to certain limitations. During 1997, Mr. Bubb earned $3,294 pursuant to the Company's profit-sharing arrangements.

STOCK OPTIONS

  The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public shareholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. Many of the options that have been granted to executive officers carry long-term (i.e., five year or eight year) vesting schedules. Officers who leave the Company's employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period. Historically, stock option grants for existing employees have been based upon a comparative analysis of equity-based compensation among peer companies and an analysis of the performance of the employees involved in light of the objectives established for such employees.

  The Company issues options and other incentives under the 1988 Incentive Compensation Plan and the 1997 Incentive Benefit Plan. At December 31, 1997, approximately 1,886,231 million shares of common stock remained available for future stock grants under the 1988 Incentive Compensation Plan and the 1997 Incentive Benefit Plan. The Committee believes that these plans enable the Company to link employee incentives with shareholder interests.

  During 1997, Mr. Bubb was granted a stock option, covering 50,000 shares, at an exercise price equal to the then current market price of the Company's Common Stock, $37.8125

  The Compensation Committee believes that an appropriate compensation program can help in fostering a continuation of profitable operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates to the performance of individuals, the Company and the Company's Common Stock.

  This report has been furnished by the Compensation Committee of Dialogic's Board of Directors.

                                          Francis G. Rodgers, Chairman
                                          Masao Konomi
                                          John N. Lemasters
                                          James J. Shinn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1994, James J. Shinn became a member of the Company's Compensation Committee, after he ceased serving as an executive officer and employee of the Company. Mr. Shinn is a co-founder of the Company, was an executive officer and employee of the Company for several years and has served on the Board of Directors of the Company since its inception. No other member of the Compensation Committee has ever been employed by the Company.

PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market--United States Index and the Hambrecht & Quist Technology Index for the period from April 12, 1994 (the date on which the Common Stock was first publicly traded) through December 31, 1997. For purposes of the graph, it is assumed that the value of the investment in the Company's Common Stock and each index was 100 on April 12, 1994 and that all dividends were reinvested.

                COMPARISON OF 45 MONTH CUMULATIVE TOTAL RETURN
                    AMONG DIALOGIC CORPORATION, THE NASDAQ
                         STOCK MARKET(US INDEX AND THE
                      HAMBRECHT & QUIST TECHNOLOGY INDEX*


                                        HAMBRECHT & QUIST       MASDAQ STOCK
YEAR            DIALOGIC CORPORATION    TECHNOLOGY              MARKET (U.S.)
----            --------------------    ----------              -------------

4/12/94         100                     100                     100
6/94            102                     94                      96
9/94            121                     107                     104
12/94           165                     119                     103
3/95            199                     133                     112
6/95            125                     166                     128
9/95            174                     188                     143
12/95           270                     178                     145
3/96            296                     182                     152
6/96            418                     195                     164
9/96            249                     207                     170
12/96           221                     221                     178
3/97            136                     211                     169
6/97            187                     254                     199
9/97            308                     302                     234
12/97           307                     260                     219

--------
* $100 INVESTED ON 04/12/94 IN COMPANY'S COMMON STOCK OR ON 4/1/94 IN INDEX INCLUDING REINVESTMENT OF DIVIDENDS

DIRECTOR COMPENSATION

  Employee directors do not receive any compensation for serving on the Board. Non-employee directors receive an annual retainer of $12,000, $1,000 for each Board meeting that they attend in person, $500 for each Board meeting attended by telephone and for each committee meeting attended in person, and $250 for each committee meeting attended by telephone. On April 29, 1997, the shareholders of the Company approved the Director Stock Election/Deferral Plan which permits those directors who receive director fees from the Company to elect to receive their fees in Company Common Stock and, if they choose to receive their fees in the form of Common Stock, to defer such receipt for a period of five years. During 1997 the following shares were granted in lieu of director's fees:

           James Shinn............................ 690 shares
           Francis Rodgers........................ 698 shares
           Masao Konomi........................... 642 shares
           John Lemasters......................... 698 shares

Approximately 37,000 shares remain available for future grant pursuant to such plan.

  The Company maintains a stock option plan (the 1993 Non-Employee Director Stock Option Plan) for non-employee directors. As initially adopted, this plan provided for the automatic grant of options covering 22,500 shares of Common Stock to be made on a one-time basis when non-employee directors commenced their service on the Company's Board of Directors. The plan as initially adopted also provided that options granted thereunder would vest in equal installments over a four-year period, commencing one year after service on the Board commenced. Messrs. Konomi, Lemasters and Rodgers have each been granted options pursuant to this plan, all of which options are now fully vested. Amendments to this Plan were approved by the shareholders of the Company on April 29, 1997. The plan as amended provides for options covering 2,000 shares of Common Stock to each outside director for each year that he or she serves on the Board beyond the period that his or her initial options fully vest. The size of initial grants for new outside directors was also reduced to options covering 10,000 shares of Common Stock.

                                 OTHER MATTERS

COSTS

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Deloitte and Touche, LLP, certified public accountants, have been selected by the Board of Directors to audit and report on the Company's financial statements for the year ending December 31, 1998. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from shareholders.

OTHER MATTERS TO BE PRESENTED

  The Board of Directors does not know of any matter, other than the election of directors, to be presented at the Annual Meeting for action by shareholders. However, if any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to such matter, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

SHAREHOLDER PROPOSALS

  If a shareholder of the Company wishes to have a proposal included in the Company's proxy statement for the 1999 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices by November 30, 1998.

                                          By Order of the Board of Directors,

                                          Theodore M. Weitz, Secretary

March 31, 1998

  A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

PROXY
                              DIALOGIC CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 1998

  The undersigned hereby appoints Howard G. Bubb, Thomas G. Amato and Theodore
M. Weitz, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on April 29, 1998, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

1.Election of the Board's nominees for Director.

  [_] FOR ALL NOMINEES      [_] WITHHOLD AUTHORITY FOR ALL NOMINEES
    (THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR")
   Nominees: Howard G. Bubb, Kenneth J. Burkhardt and John N. Lemasters
--------------------------------------------------------------------------------
INSTRUCTION: To withhold authority to vote for any individual nominee, write that name in the space provided above.

Adoption of the following Proposals (the Board of Directors recommends a vote
 "FOR" with respect to the following):

2. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

                                              Signed:
                                                 ------------------------------

                                              Dated:
                                                 ----------------------  , 1997
                                              NOTE: Please sign this proxy and
                                              return it promptly whether or
                                              not you expect to attend the
                                              meeting. You may nevertheless
                                              vote in person if you attend.
                                              Please sign exactly as your name
                                              appears hereon. Give full title
                                              if an Attorney, Executor, Admin-
                                              istrator, Trustee, Guardian,
                                              etc. For an account in the name
                                              of two or more persons, each
                                              should sign, or if one signs, he
                                              should attach evidence of his
                                              authority.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY, IF EXECUTED, WILL BE VOTED FOR THE BOARD'S NOMINEES AND FOR ADOPTION OF EACH OF THE ABOVE-MENTIONED PLAN PROPOSALS.